Press Release

July 18, 2005
FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RESULTS FOR 2nd QUARTER OF 2005

West Des Moines, IA – West Bancorporation, Inc. (WTBA), parent company of West Bank and WB Capital Management Inc. (d/b/a VMF Capital), reports net income of $4,985,000, or $0.30 per share, for the second quarter of 2005, compared to $4,553,000 or $0.27 per share for the second quarter of 2004. The return on average equity and return on average assets were 20.16 percent and 1.69 percent, respectively, for the second quarter of 2005.

Year-to-date as of June 30, 2005, net income was $9,827,000, or $0.59 per share compared to $8,815,000, or $0.52 per share for the first half of 2004. The return on average equity and return on average assets were 20.12 percent and 1.68 percent, respectively, for the first six months of 2005.

Net income for the first half of 2005 was $1,012,000 higher than the first half of 2004, an increase of 11.5 percent. The increase was primarily due to higher net interest income. Net interest income for the first half of 2005 is $1,915,000 higher than the same period last year primarily due to loan growth. The provision for loan losses was $425,000 higher than last year. Noninterest income increased by $271,000 and noninterest expenses were $659,000 higher.

The net interest margin for the first half of 2005 contracted 14 basis points compared to the first half of 2004. The net interest margin decreased from a year ago because the cost of short term borrowings and jumbo certificates of deposit has risen more than the increase in the yield on the loan and investment portfolios. However, average earning assets were $164.4 million higher. The growth in earning assets consisted of $136.5 million in average loan growth and a $53.7 million increase in the average balance of the investment securities portfolio. Average federal funds sold and other short term investments decreased $25.8 million from 2004. Funding for the asset growth came from a $115.2 million dollar increase in average interest-bearing deposits and an increase in average borrowings of $30.8 million.

Noninterest income was higher due to a $385,000 increase in investment advisory fees and the recognition of $155,000 in fees due to a loan commitment terminated by a customer. Offsetting these increases was a decrease in service charges on deposit accounts of $134,000. The decrease in service charges on deposit accounts was due to lower overdraft fees and lower service charges on commercial accounts.

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The more significant factors included in the increase in noninterest expenses are: 1) an increase in compensation and benefits of $275,000, or 5.6 percent; 2) higher occupancy and equipment costs of $188,000, due to the Coralville office which opened in December, 2004 and higher depreciation expense and equipment maintenance costs due to equipment purchases; and 3) increased net expenses for other real estate owned of $107,000. Net expenses in 2004 for other real estate owned included gains from the sale of real estate owned while such gains have been minimal in 2005.

The amount of nonaccrual loans as of June 30, 2005 was $2,730,000. This was $414,000 higher than a year ago. As reported last quarter, a loan totaling $2.2 million was placed on non-accrual status at the end of the first quarter. During the second quarter, that loan was written down by $300,000. In the opinion of management, the operations of the project will not continue to support the loan. Management felt the write-down was prudent based upon the information available. Loans past due 90 days or more and still accruing interest as of June 30, 2005 totaled $686,000 compared to $415,000 as of June 30, 2004. There was no other real estate owned at June 30, 2005. At June 30, 2004, other real estate owned totaled $120,000. The allowance for loan losses as a percent of total loans was .90 percent as of June 30, 2005 compared to .95 percent a year earlier. Nonperforming assets as a percentage of loans at June 30, 2005 was 0.43 percent compared to 0.45 percent a year ago.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans for 112 years, West Bank, a wholly owned subsidiary of West Bancorporation, is a community bank that focuses on lending, deposit services and trust services for consumers and small to medium sized businesses. The Bank has two full- service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area. VMF Capital, a wholly owned subsidiary of West Bancorporation, has offices in Cedar Rapids, and Des Moines, Iowa, providing portfolio management services to individuals, retirement plans, corporations, foundations and endowments.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk, competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customer’s acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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WEST BANCORPORATION, INC. AND
SUBSIDIARIES
Financial Information
(unaudited)
			June 30,	June 30,
CONSOLIDATED STATEMENTS OF CONDITION			2005	2004
Assets
Cash and due from banks			$30,695,489	$26,589,762
Short-term investments			5,493,964	34,001,241
Securities			316,122,471	295,911,961
Loans			789,192,734	631,694,527
Allowance for loan losses			(7,080,196)	(6,032,246)

Loans, net			782,112,538	625,662,281
Goodwill and other intangible assets			16,392,235	16,754,318
Bank-owned life insurance			21,672,633	20,831,680
Other assets			15,303,126	13,090,241
Total assets			$1,187,792,456	$1,032,841,484

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing			$194,426,673	$170,049,329
Interest-bearing
Demand			45,591,209	50,583,300
Savings			316,039,923	357,299,133
Time			357,143,124	177,705,677

Total deposits			913,200,929	755,637,439
Short-term borrowings			77,496,687	79,434,021
Long-term borrowings			90,340,270	102,590,317
Other liabilities			4,928,968	2,940,057
Stockholders’equity			101,825,602	92,239,650
Total liabilities and stockholders’ equity			$1,187,792,456	$1,032,841,484

	PER COMMON SHARE(1)		MARKET INFORMATION(1)(2)
	Net Income	Dividends	High	Low

2005
1st quarter	$0.29	$0.160	$19.25	$15.93
2nd quarter	0.30	0.160	19.09	15.34
2004
1st quarter	$0.25	$0.152	$17.14	$15.40
2nd quarter	0.27	0.152	17.14	13.93
3rd quarter	0.29	0.160	17.54	14.76
4th quarter	0.30	0.160	18.15	16.21
(1) In July 2004, the Company’s Board of Directors authorized a 5% common stock dividend. Per share numbers in this report have been adjusted for that stock dividend.
(2) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the NASDAQ National
Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

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WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued)
(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
CONSOLIDATED STATEMENTS OF OPERATION	2005	2004	2005	2004
Interest income
Loans	$11,930,863	$8,832,357	$22,815,920	$17,579,507
Securities	3,233,437	2,627,158	6,667,224	5,125,412
Other	120,637	179,399	259,037	367,146
Total interest income	15,284,937	11,638,914	29,742,181	23,072,065

Interest expense
Deposits	3,687,558	1,566,207	6,415,436	2,909,713
Short-term borrowings	882,908	194,937	1,773,277	415,569
Long-term borrowings	1,239,932	1,294,457	2,482,327	2,590,617
Total interest expense	5,810,398	3,055,601	10,671,040	5,915,899

Net interest income	9,474,539	8,583,313	19,071,141	17,156,166
Provision for loan losses	500,000	225,000	875,000	450,000
Net interest income after provision for loan losses	8,974,539	8,358,313	18,196,141	16,706,166

Noninterest income
Service charges on deposit accounts	1,244,253	1,273,472	2,286,807	2,420,569
Trust services	188,825	132,500	328,825	258,500
Investment advisory fees	823,642	622,196	1,573,879	1,189,021
Increase in cash value of bank-owned life insurance	210,226	221,739	416,496	444,965
Net realized gains from sales of securities
held for sale	44,377	243,006	43,188	243,006
Other income	496,700	334,546	885,534	707,524
Total noninterest income	3,008,023	2,827,459	5,534,729	5,263,585

Noninterest expense
Salaries and employee benefits	2,585,938	2,425,732	5,164,258	4,889,403
Occupancy expense	603,240	494,110	1,192,889	1,005,173
Data processing expense	362,096	352,148	689,808	689,159
Other expense	1,064,896	978,884	2,158,865	1,962,666
Total noninterest expense	4,616,170	4,250,874	9,205,820	8,546,401

Income before income taxes	7,366,392	6,934,898	14,525,050	13,423,350
Income taxes	2,381,605	2,381,798	4,697,782	4,608,283
Net income	$4,984,787	$4,553,100	$9,827,268	$8,815,067

PERFORMANCE HIGHLIGHTS

Return on average equity	20.16%	19.63%	20.12%	18.94%
Return on average assets	1.69%	1.80%	1.68%	1.77%
Net interest margin	3.62%	3.76%	3.68%	3.82%
Efficiency ratio	35.77%	37.11%	36.10%	37.62%

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